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                                                                    EXHIBIT 2.1


                          LIMITED PARTNERSHIP AGREEMENT
                      AMERICAN RETIREMENT COMMUNITIES, L.P.

         THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of the 7th day of February, 1995, by and among American Retirement Communities, LLC, a Tennessee limited liability company, as the general partner, and those persons whose names and addresses are listed on Exhibit A hereto as limited partners and the other persons who may become limited partners under the terms of this Agreement, as the limited partners.

                              W I T N E S S E T H:

         WHEREAS, the Partners (as hereinafter defined) desire to enter into this Agreement for the purpose of establishing a limited partnership (the "Partnership") to invest in, acquire, own, develop, construct, hold, operate, manage and dispose of, directly or indirectly, adult living retirement communities and similar or related facilities or businesses; and

         WHEREAS, it is contemplated that the Partnership may acquire the outstanding shares of stock of American Retirement Corporation, and certain debt and equity interests in limited partnerships in which American Retirement Corporation has a direct or indirect interest, in exchange for additional limited partnership interests in the Partnership;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                 I. DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below (which shall be equally applicable to the singular and plural forms of the terms so defined).

     1.1 The term "Act" shall mean the Tennessee Revised Uniform Limited Partnership Act, being Sections 61-2-101, et seq of the Tennessee Code Annotated, as the same may be amended from time to time.

     1.2 The term "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by, or under common control with the Person in question,
(ii) any Person owning or controlling 20% or more of the outstanding voting securities of the Person in question, (iii) any manager, governor, officer or director of the Person in question and (iv) the spouse or child, or the spouse of a child, of any Person described in the foregoing clauses of this Section 1.2.

     1.3 The term "Affiliated Partnerships" shall mean (a) Fort Austin Limited Partnership, a Texas limited partnership, (b) Fort Austin Associates Limited Partnership, a Texas limited partnership, (c) Holley Court Terrace, L.P., a Tennessee limited partnership, and (d) Trinity Towers Limited Partnership, a Tennessee limited partnership.

     1.4 The term "Agreement" shall mean this Agreement of Limited Partnership, as amended from time to time, which Agreement shall also be the agreement of limited partnership among the Partners.

     1.5 The term "Applicable Percent" shall be eight percent (8%) per annum in calendar year 1995, nine percent (9%) per annum in calendar year 1996 and ten percent (10%) per annum in calendar year 1997 and each calendar year thereafter.


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     1.6 The term "ARC" shall mean American Retirement Corporation, a Tennessee corporation.

     1.7 The term "ARCLLC" shall mean American Retirement Communities, LLC, a Tennessee limited liability company.

     1.8 The term "Bankruptcy" with respect to any Person shall mean the adjudication of bankruptcy, declaration of insolvency, or the assignment for the benefit of creditors of or by such person, the subjection of any part or all of the property of such Person to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver's appointment, or the filing by such person of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.

     1.9 The term "Budgets" shall have the meaning provided in Section 7.1(a) hereof.

     1.10 The term "Capital Account" shall mean the financial account to be established and maintained by the Partnership for each Partner as computed from time to time in accordance with Section 4.3 of this Agreement.

     1.11 The term "Capital Transaction" shall mean (a) a sale, condemnation or other final disposition of any of the properties of the Partnership or any of its Subsidiaries, (b) an initial financing of any property of the Partnership or any of its Subsidiaries, or a refinancing of all or a portion of any indebtedness secured by any of such properties, or (c) the receipt of insurance proceeds or other damage recoveries by the Partnership in respect of any property of the Partnership or any of its Subsidiaries (excluding, in any case, the proceeds of business interruption or similar insurance of the Partnership).


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     1.12 The term "Certificate" shall mean the Certificate of Limited
Partnership of American Retirement Communities, L.P. as filed with the Secretary of State of Tennessee, as amended from time to time.

     1.13 The term "Code" shall mean the United States Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor thereto.

     1.14 The term "Contribution Account" shall mean a financial account to be maintained by the Partnership for each Partner, which account shall be credited (increased) by the amount of cash or property actually contributed by such Partner to the Partnership from time to time pursuant to Article IV of this Agreement (excluding the LEAAF Notes). The balance of each Partner's Contribution Account shall be debited (reduced) by the amounts distributed to such Partner from time to time pursuant to Section 6.2(d) of this Agreement.

     1.15 The term "Effective Date" means February 7, 1995.

     1.16 The term "General Partner" shall mean ARCLLC and any successor(s) as general partner in compliance with Sections 11.2, 11.6 or 11.7 of this Agreement.

     1.17 The term "General Partner's Subordinated Interest" shall mean those distributions to the General Partner constituting twenty percent (20%), subject to adjustment as provided in Section 15.4 hereof, of the total distributions specified in Section 6.1(c), Section 6.2(e) and Section 12.2(d) representing distributions unrelated to any capital contributions by the General Partner.

     1.18 The term "LEAAF Contribution Account" shall mean a financial account to be maintained by the Partnership for each LEAAF Partner pursuant to Section
4.2 hereof, which account shall initially be in an amount equal to the outstanding principal amount of the LEAAF


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Notes contributed to the Partnership by such LEAAF Partner, and shall be debited
(reduced) by amounts distributed to such LEAAF Partner pursuant to Sections 6.2(c), 6.3 and 12.2(b) of this Agreement.

     1.19 The term "LEAAF Notes" shall mean, collectively, those certain non-negotiable subordinated promissory notes dated October 31, 1994, due December 31, 2001, in the aggregate original principal amount of $10,000,000, issued by Fort Austin Limited Partnership to various investors.

     1.20 The term "LEAAF Partners" shall mean those Limited Partners (if any) that have received LEAAF Partnership Interests in the Partnership pursuant to
Section 4.2 hereof in exchange for capital contributions of the LEAAF Notes, but only in such capacity.

     1.21 The term "LEAAF Partnership Interests" shall mean the special redeemable preferred limited partnership interests (if any) in the Partnership received by holders of the LEAAF Notes in exchange for their LEAAF Notes which are contributed to the Partnership pursuant to Section 4.2 hereof, but shall not include the Partnership Interest (if any) received by such Partners in exchange for such LEAAF Notes and all other rights and claims related to the LEAAF Notes, which rights and claims will be surrendered in connection with the contribution of their LEAAF Notes pursuant to Section 4.2 hereof.

     1.22 The term "LEAAF Return" shall mean a sum equal to fifteen percent (15%) per annum, simple interest, on the outstanding balance of the LEAAF Contribution Account of each LEAAF Partner from time to time during the period to which the LEAAF Return relates, cumulative to the extent not distributed in any given Year.


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     1.23 The term "Limited Partners" shall mean the Persons (including substituted Limited Partners and LEAAF Partners) who are, from time to time, admitted to the Partnership as limited partners (pursuant to the provisions of the Act and of this Agreement) and whose names, business or residence addresses, the amount of their original capital contributions and capital commitments and their Percentage Interests appear on Exhibit A to this Agreement, as amended from time to time.

     1.24 The term "Limited Partners Committee" shall mean the committee referred to in Section 7.2 hereof.

     1.25 The term "Minimum Gain" shall mean the amount determined by (a) computing for each Nonrecourse Liability of the Partnership any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and
(b) aggregating the separately computed gains, increased by any minimum gain assigned to the Partnership from a Subsidiary pursuant to Regulation section 1.704-2(k). If, pursuant to Regulations sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2) (iv)(f), Partnership property is properly reflected on the books of the Partnership at a value different from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value.

     1.26 The term "Net Capital Gain" shall mean, for each Year, the excess of the Partnership's gains realized from sales or exchanges of capital assets over the losses realized during such Year from such sales or exchanges and expenses incurred in connection with the transactions, excluding all capital gains or losses which are specially allocated pursuant to Section 5.5 hereof. For a Year in which "section 1231 gains" exceed "section 1231 losses," as those



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terms are defined in section 1231(a)(3) of the Code, such gains and losses from sales and exchanges of property used in the trade or business shall be treated as gains and losses from sales or exchanges of capital assets and shall be included in the determination of Net Capital Gain. For a Year in which "section 1231 gains" do not exceed "section 1231 losses," such gains and losses from sales and exchanges of property used in the trade or business shall not be treated as gains and losses from sales or exchanges of capital assets and shall not be included in the determination of Net Capital Gain.

     1.27 The term "Net Capital Gain Available for General Allocation" shall mean, for each Year, the amount of Net Capital Gain remaining (if any) after allocation of Net Capital Gain pursuant to Section 5.2 hereof.

     1.28 The term "Net Capital Loss" shall mean, for each Year, the excess of the Partnership's losses realized from sales or exchanges of capital assets and expenses incurred in connection with the transactions over gains realized during such Year from such sales and exchanges, excluding all capital gains or losses which are specially allocated pursuant to Section 5.5 hereof. For a Year in which "section 1231 gains" exceed "section 1231 losses," as those terms are defined in section 1231(a)(3) of the Code, such gains and losses from sales and exchanges of property used in the trade or business shall be treated as gains and losses from sales or exchanges of capital assets and shall be included in the determination of Net Capital Loss. For a Year in which "section 1231 gains" do not exceed "section 1231 losses," such gains and losses from sales and exchanges of property used in the trade or business shall not be treated as gains and losses from sales or exchanges of capital assets and shall not be included in the determination of Net Capital Loss.



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     1.29 The term "Net Cash Flow From Operations" shall mean, with respect to the Year or period since the last distribution of Net Cash Flow From Operations, the excess of

          (a)  the sum of

               (i) all cash receipts from operations (excluding capital contributions, loan proceeds and proceeds from Capital Transactions), provided that the General Partner, with the consent of the Limited Partners Committee, may include all or any portion of the proceeds of a designated Capital Transaction in the determination of Net Cash Flow From Operations,

               (ii) proceeds of business interruption insurance, and

               (iii) reductions in the Partnership's operating reserve, over

          (b)  the sum of

               (i) cash disbursements for operating and non- operating expenses,

               (ii) cash payments of capital expenditures,

               (iii) cash payments representing amortization of principal, or any other payment of principal, on any debt of the Partnership,

               (iv) additions to the Partnership's operating reserve, and

               (v) additions to the Partnership's capital reserve (other than additions from capital contributions, from loan proceeds or from proceeds of Capital Transactions);


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provided, however, that none of the items in clause (b) above shall be subtracted to the extent the item in question is paid from capital contributions, from loan proceeds, from the Partnership's capital reserve or from proceeds of Capital Transactions.

     1.30 The term "Net Income Available for General Allocation" shall mean, for each Year, the sum of the Net Capital Gain Available for General Allocation (if any) and the Net Operating Income Available for General Allocation (if any).

     1.31 The term "Net Operating Income" or "Net Operating Loss" shall mean, for each Year, an amount equal to the Partnership's taxable income or loss (after the adjustments described below) for each Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Expenditures described in Section 705(a)(2)(B) of the Code shall be included as an expense in the determination of Net Operating Income and Net Operating Loss;

          (b) Income exempt from taxation shall be included in the determination of Net Operating Income and Net Operating Loss;

          (c) Items which are specially allocated pursuant to Section 5.5 hereof shall be added or subtracted in the determination of Net Operating Income and Net Operating Loss; and

          (d) Net Capital Gain or Net Capital Loss for the Year shall be subtracted or added, respectively.


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     1.32 The term "Net Operating Income Available for General Allocation" shall mean, for each Year, the amount of Net Operating Income remaining (if any) after allocation of Net Operating Income pursuant to Section 5.2 hereof.

     1.33 The term "Nonrecourse Deductions" shall mean losses, deductions and items described in section 705(a)(2)(B) of the Code attributable to Nonrecourse Liabilities of the Partnership as described in Regulations sections 1.704-2(b)(1) and 1.704- 2(c), including nonrecourse deductions of any subsidiary allocated to the Partnership and treated as described in Regulation section 1.704-2(k)(4).

     1.34 The term "Nonrecourse Liability" shall mean a debt or liability of the Partnership or any subsidiary to the extent that no Partner or related person bears the economic risk of loss for that liability within the meaning of Regulations sections 1.752-2 and 1.752-4(a).

     1.35 The term "Partner Nonrecourse Debt" shall mean a debt or liability of the Partnership (including a debt or liability of any subsidiary pursuant to Regulation section 1.704-2(k)(5)) which would be a Nonrecourse Liability except that a Partner bears the economic risk of loss because, for example, the Partner is the creditor or guarantor as described in Regulations section 1.704-2(b)(4).

     1.36 The term "Partner Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to such term in Regulations section 1.704-2(i)(2).

     1.37 The term "Partner Nonrecourse Deductions" shall mean any item of partnership loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Partner Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).


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     1.38 The term "Partners" shall mean and include the General Partner and all
Limited Partners.

     1.39 The term "Partnership" shall mean this limited partnership, American Retirement Communities, L.P.

     1.40 The term "Partnership Capital Loss Account" shall mean the account maintained by the Partnership pursuant to Section 4.5 hereof.

     1.41 The term "Partnership Interest" shall mean the interests of the Limited Partners in the Partnership, excluding LEAAF Partnership Interests.

     1.42 The term "Partnership Operating Loss Account" shall mean the account maintained by the Partnership pursuant to Section 4.5 hereof.

     1.43 The term "Percentage Interest" shall mean (a) for each Partner his interest in certain allocations and distributions as determined pursuant to
Section 5.4 hereof and (b) with respect to the voting and consent rights of Limited Partners, the interest of a Limited Partner (other than a LEAAF Partner in respect of his LEAAF Partnership Interest) in the Partnership, based on such Limited Partner's interest in certain allocations and distributions as determined pursuant to Section 5.4 hereof. A Limited Partner's Percentage Interest for purposes of clause (a) of this Section 1.43 shall be the same as such Limited Partner's Percentage Interest for purposes of clause (b) of this
Section 1.43.

     1.44 The term "Person" shall mean any individual, trust, partnership, limited partnership, corporation, association, limited liability company or other entity.

     1.45 The term "Policies" shall have the meaning provided in Section 7.1(a) hereof.


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     1.46 The term "Preferred Cash Return" shall mean a sum equal to the
Applicable Percent of simple interest on the daily balance of each Partner's Contribution Account from time to time during the period to which the "Preferred Cash Return" relates, cumulative to the extent not distributed in any given Year.

     1.47 The term "Regulations" shall mean Treasury Department regulations, temporary regulations and proposed regulations promulgated under the Code from time to time, and any successor provisions thereto.

     1.48 The term "Requisite Percentage" shall have the meaning set forth in
Section 7.4(b) hereof.

     1.49 The term "Roll-Up" shall mean either (a) a transaction or series of transactions by which (i) the Partnership achieves ownership, directly or indirectly, of at least a majority of the partnership interests in the Affiliated Partnerships, and (ii) the Partnership becomes the owner of all of the then outstanding shares of stock of ARC or (b) any other transaction or series of transactions which the Limited Partners Committee deems to be equivalent to the transaction described in Section 1.49(a).

     1.50 The term "Share Exchange" shall mean either (a) a transaction or series of transactions by which the Partnership becomes the owner of all of the then outstanding shares of capital stock of ARC or (b) any other transaction or series of transactions which the Limited Partners Committee deems to be equivalent to the transaction described in Section 1.50(a).



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     1.51 The term "Subsidiary" shall mean a corporation, partnership, limited partnership or other entity of which the Partnership owns, directly or indirectly, at least 50% of the outstanding common equity interests and which is controlled by the Partnership or the General Partner.

     1.52 The term "Termination Event" shall have the meaning set forth in
Section 12.1 hereof.

     1.53 The term "Year" shall mean the fiscal year of the Partnership, which shall be the calendar year.

     1.54 The term "Year of Liquidation" shall mean the Year during which the Partnership is liquidated and the final distributions are made to Partners.

                      II. ORGANIZATION AND RELATED MATTERS

     2.1 Formation of Partnership. The parties hereto hereby form a Tennessee limited partnership under the Act. The General Partner will cause a certificate of limited partnership to be filed for record in the Office of the Secretary of State of Tennessee, and in such other places as deemed necessary by the General Partner to protect the status of the Partnership as a limited partnership and as otherwise required by law. No copies of this Agreement, the Certificate or any amendment hereto or thereto need to delivered to the Limited Partners, unless requested by a Limited Partner pursuant to Section 61-2-304 of the Act.

     2.2 Name of Partnership. The name of the Partnership is American Retirement Communities, L.P.



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     2.3 Purpose. The Partnership is hereby formed primarily for the purpose of establishing a limited partnership that will invest in, acquire, own, develop, construct, hold, operate, finance, manage and dispose of, directly or indirectly, adult living retirement communities and similar or related facilities or businesses. In addition, the Partnership may carry on any business related thereto or arising therefrom or useful in connection therewith.

     2.4 Principal Place of Business; Registered Agent. The principal business office of the Partnership shall be located at 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027 or at such other place as the General Partner from time to time shall designate in writing to the Limited Partners. The Partnership may maintain such other offices and places of business as the General Partner may deem beneficial for the Partnership. The initial agent for service of process for the Partnership at such address shall be W. E. Sheriff.

     2.5 Names and Addresses of Partners. The names and addresses of the Partners are set forth in Exhibit A attached hereto, which Exhibit A is hereby incorporated herein by reference. Any Partner may change his address by written notice to the Partnership given as provided herein. The General Partner shall supplement and amend Exhibit A to reflect the current names and addresses of the Partners as such names and addresses may change from time to time.



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                                    III. TERM

     3.1 Term. The term of the Partnership shall commence on the date of the filing of the Certificate creating the Partnership with the Secretary of State of Tennessee and shall continue until December 31, 2015, unless earlier terminated as provided in Article XIII of this Agreement.

     3.2 Termination. Dissolution and termination of the Partnership shall be governed by the provisions of Article XIII of this Agreement.

                   IV. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

     4.1 Capital Contributions of the Partners. The amount of each Limited Partner's original capital contribution as of the Effective Date is set forth on Exhibit A hereto. In addition, Exhibit A hereto lists for each Limited Partner the amount of any additional capital contributions such Limited Partner has agreed to make and whether such amounts are due as of a specified date or on call. Each Limited Partner hereby agrees to contribute the amount of any such additional capital contributions set forth opposite such Limited Partner's name on Exhibit A hereto on the date specified thereon or on call as specified thereon. If any Limited Partner fails to make a capital contribution provided for on Exhibit A hereto with respect to such Limited Partner, the General Partner may, in its discretion, institute suit against such defaulting Limited Partner for the amount of such capital contribution, plus interest, consequential damages and any expenses (including attorney's fees) relating to such suit, to the extent allowable, and in addition may seek contributions on a voluntary basis from other Limited Partners or other Persons for the amount of such capital contribution.



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     4.2 Issuance of LEAAF Partnership Interests. The General Partner may, with the approval of the Limited Partners Committee, cause the Partnership to issue LEAAF Partnership Interests in exchange for the outstanding principal amount of the LEAAF Notes, and Partnership Interests in exchange for the surrender of such LEAAF Notes and all other rights and claims related to the LEAAF Notes. The LEAAF Partners shall be credited with a LEAAF Contribution Account in a dollar amount equal to the principal amount of the LEAAF Notes contributed to the Partnership, in exchange for the contribution of such LEAAF Notes, and a Contribution Account in a dollar amount to be determined by the General Partner and the Limited Partners Committee in exchange for the surrender of such LEAAF Notes and all other rights and claims related to the LEAAF Notes. The LEAAF Partnership Interests shall be subject to redemption as provided in Section 6.3 hereof. The LEAAF Partnership Interests shall not be deemed to have a Percentage Interest and shall have no voting or consent rights except as otherwise specifically provided in Section 7.4 of this Agreement or required by law.

     4.3 Capital Account. A Capital Account shall be established on the books of the Partnership for each Partner. Each such Capital Account shall be credited with the amount of the respective Partner's contributions to the Partnership as and when made (including the principal amounts of the LEAAF Notes) and with the respective Partner's share, determined as provided herein, of Partnership income, gains, and profits; each Partner's Capital Account shall be debited with the respective Partner's share, determined as provided herein, of Partnership losses and with the amount of all distributions made by the Partnership to such Partner. The Capital Accounts shall be maintained in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or


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decrease such Capital Accounts shall be those items which, pursuant to such provision, affect the balance of capital accounts.

     4.4 Contribution Account. A Contribution Account shall be established on the books of the Partnership for each Partner, other than LEAAF Partners in respect of their LEAAF Partnership Interests. Each such Contribution Account shall be credited (increased) with the amount of the respective Partner's contributions to the Partnership as and when made, with property contributed in kind being valued in accordance with Section 4.6(c) hereof. The balance of each Partner's Contribution Account shall be debited (reduced) by the amounts distributed to such Partner pursuant to Section 6.2(d) or Section 12.2 of this Agreement.

     4.5 Partnership Loss Accounts.

         (a) Partnership Capital Loss Account. The Partnership shall maintain a single Partnership Capital Loss Account which shall be credited each Year with the amount of Net Capital Loss allocated pursuant to Section 5.1(b) hereof and which shall be debited each Year with the amount of Net Capital Gain allocated pursuant to Section 5.2 hereof.

         (b) Partnership Operating Loss Account. The Partnership shall maintain a single Partnership Operating Loss Account which shall be credited each Year with the amount of Net Operating Loss allocated pursuant to Section 5.1(b) hereof and which shall be debited each Year with the amount of Net Operating Income allocated pursuant to Section 5.2 hereof.

     4.6 Additional Contributions and Limited Partnership Interests.

         (a) Additional Contributions. In order to raise additional capital or to acquire assets or to redeem or retire debt or for any other Partnership purpose, the General Partner, with the approval of the Limited Partners Committee, is authorized to accept additional capital


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contributions in cash or in property other than cash from Partners or from other Persons from time to time and to admit such Persons as additional Limited Partners. The Partnership may assume related liabilities in connection with any such issuance. In addition, the General Partner is authorized to cause the issuance of limited partnership interests having different relative rights, powers, and privileges, including preferences as to distributions and voting, and other types of securities, from time to time, to Partners or other Persons, all on terms and conditions approved by the Limited Partners Committee, with the consent of the Requisite Percentage of the Limited Partners if required pursuant to Section 7.4 hereof. In accepting additional capital contributions or in causing the issuance of limited partnership interests, the General Partner, with approval of the Limited Partners Committee, is hereby expressly authorized and empowered to determine a minimum amount for any such investment by each Partner or other Person, to determine a maximum total for the additional investments, and to fix the relative rights and preferences of the limited partnership interests so issued to the full extent allowable by law, except as such rights and preferences are fixed herein. The General Partner shall do all things deemed by the General Partner to be necessary or advisable in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any Federal, state or other governmental agency.

     (b) Options and Rights. The General Partner, with the approval of the Limited Partners Committee, shall have the power and authority to issue on behalf of the Partnership options, warrants and other instruments, contracts or securities which are convertible into Partnership Interests or other interests in the Partnership or which entitle the holder to purchase Partnership Interests or other interests in the Partnership in the future, and to fix the terms and conversion or exercise price thereof, and to the fullest extent permitted by applicable law, to


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finance the purchase of said options, warrants and other instruments, contracts or securities on such terms as may be deemed appropriate by the General Partner, with the approval of the Limited Partners Committee.

     (c) Valuation of Capital Contributions. The General Partner shall, with the approval of the Limited Partners Committee, determine the value of any contributions to the capital of the Partnership that are not made in cash and the Percentage Interest, if any, to be assigned to the Partner making such contribution. Any such value and Percentage Interest (if any) shall be set forth in an agreement between the General Partner and the contributing Partner on or prior to the date on which the contribution is made. In determining the value of any such contribution, and in assigning a Percentage Interest (if any) to the Partner making such contribution, the General Partner and the Limited Partners Committee shall have the right (but not the obligation) to rely on opinions of investment banking firms or other professional appraisals, as well as financial statements and other information that they, in their sole discretion, deem to be relevant. The value so established shall be credited to the contributing Partner's Capital Account and Contribution Account.

     (d) Admission of Affiliates of the General Partner. The admission of an additional Limited Partner which is an Affiliate of the General Partner, the valuation of such Limited Partner's capital contribution and the Percentage Interest, if any, assigned to the contributing Partner shall require the approval of the Limited Partners Committee, except for any Limited Partner who is admitted on terms described in Section 8.2(d) hereof.



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         (e) Adjustment of Percentage Interests. If additional Partnership
Interests are issued in accordance with this Section 4.6, the General Partner and the Limited Partners Committee will adjust the Percentage Interests of the other Partners as appropriate and make appropriate changes to Exhibit A hereto.

     4.7 No Additional Required Contributions or Preemptive Rights. Except as otherwise specifically required by the terms of this Agreement, no additional capital contributions shall be required to be made by any of the Partners. No Partner shall have any preemptive right with respect to (a) additional contributions to the capital of the Partnership, (b) issuance of additional Partnership Interests or other interests in the Partnership, (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership, whether or not convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to Partnership Interests or other interests in the Partnership, (d) issuance of any right of subscription for or right to receive, or any warrant or option for the purchase of, any of the foregoing securities or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

     4.8 No Right to Withdrawal of Capital Contributions.

         (a) No Limited Partner shall have the right to with- draw or reduce his contribution to the capital of the Partnership or to require the Partnership to make any distribution to the Partners or purchase such Limited Partner's Partnership Interest or other interest in the Partnership.

         (b) No Limited Partner shall have the right to demand, to have distributed, or to receive any specific class or item of property. Except as otherwise provided in this Agreement, no Limited Partner shall have any priority over any other Limited Partner, either as to contributions of capital or otherwise.

     4.9 Limited Liability. No Limited Partner shall be subject to assessment nor shall any Limited Partner be personally liable for or upon any of the debts or obligations of the Partnership or any of the losses of the Partnership beyond his obligation to contribute to the capital of the Partnership as specified in
Section 4.1 hereof. No Limited Partner shall be required to return to the Partnership any amount previously distributed to him by the Partnership, except as and to the extent otherwise required by law.

     4.10 Capital Contribution of the General Partner. The General Partner may, but (except as provided in this Section 4.10) is not required to, make capital contributions to the Partnership. If the General Partner does not make capital contributions and fails to maintain a capital account balance equal to the lesser of (a) 1.01% of the capital contributions and Capital Account balances, respectively, of the Limited Partners or (b) $500,000, the General Partner shall be required, upon the occurrence of a Termination Event, to contribute for the benefit of the Limited Partners (but not for creditors of the Partnership) an amount equal to the lesser of (i) the deficit capital account balance of the General Partner after the final distribution pursuant to Section 12.2 hereof (disregarding the contribution required by this Section 4.10), or (ii) the excess of 1.01% of total capital contributions of the Limited Partners over the life of the Partnership over capital contributions by the General Partner.

                       V. ALLOCATION OF PROFITS AND LOSSES
                         FOR FEDERAL INCOME TAX PURPOSES

     As of the end of each Year, the Partnership's Net Operating Income or Net Operating Loss, Net Capital Gain or Net Capital Loss, and each item of income, gain, loss and deduction related thereto, as well as other items of income, gain, loss or deduction which are subject to special allocation provisions, shall be allocated to the Capital Accounts of the Partners and for federal income tax purposes pursuant to the following Sections of this Article V.

     5.1 Allocation of Losses. After giving effect to the special allocations set forth in Section 5.5 hereof, if the Partnership has a Net Capital Loss or Net Operating Loss for the Year, or both, any such Net Capital Loss or Net Operating Loss, or both, shall be allocated as follows:

         (a) First, in an amount not exceeding the excess of cumulative allocations pursuant to Section 5.3(d) hereof (if any) through the current Year over cumulative allocations in prior Years of Net Capital Loss or Net Operating Loss, or both, pursuant to this Section 5.1(a), 20% to the General Partner in respect of the General Partner's Subordinated Interest and 80% to the Partners in proportion to their Percentage Interests; and

         (b) Second, to the Partners in proportion to their Percentage
 Interests.

     5.2 Allocation of Profits to Extent of Balance of Partnership Loss Accounts. After giving effect to the special allocations set forth in Section
5.5 hereof, if the Partnership has Net Capital Gain or Net Operating Income, or both, for the Year, Net Capital Gain shall be allocated to Partners in an amount not exceeding the balance of the Partnership Capital Loss Account, such amount to be allocated to each Partner in proportion to his Percentage Interest, and Net Operating Income shall be allocated to Partners in an amount not exceeding the balance of the Partnership's Operating Loss Account, such amount to be allocated to each Partner in proportion to his Percentage Interest. Any Net Capital Gain and any Net Operating Income remaining after the foregoing allocations (defined as "Net Capital Gain Available for General Allocation" and "Net Operating Income Available for General Allocation," respectively) shall be combined as Net Income Available for Allocation and allocated in accordance with Section 5.3 hereof.

     5.3 General Allocation of Profits. After giving effect to the special allocations described in Section 5.5 hereof and the allocations described in Sections 5.1 and 5.2 hereof, any Net Income Available for General Allocation shall be allocated as follows:

          (a) First, to the LEAAF Partners, in proportion to and to the extent of, for each LEAAF Partner, the excess of (i) the cumulative distributions of the LEAAF Return to such LEAAF Partner, as of the end of the current Year, over (ii) allocations to such LEAAF Partner pursuant to this Section 5.3(a) for all prior Years;

          (b) Second, to the General Partner, to the extent of the distributions during the current Year of the General Partner's Subordinated Interest pursuant to Sections 6.1(c) and 6.2(e) hereof;

          (c) Third, to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests), in proportion to and to the extent of the distributions during the current Year of their Preferred Cash Return; and

          (d) Fourth, any remaining amount 20% to the General Partner in respect of the General Partner's Subordinated Interest and 80% to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests) in proportion to their respective Percentage Interests.

Each allocation of Net Income Available for General Allocation pursuant to this
Section 5.3 shall consist of pro rata portions of Net Capital Gain Available for General Allocation and Net Operating Income Available for General Allocation.

     5.4 Determination of Percentage Interests. The Percentage Interest shall be determined initially for each Partner as the ratio of the amount of that Partner's initial contribution to the Partnership (excluding the contribution of the LEAAF Notes by the LEAAF Partners), including the value of property contributed in the Roll-Up described in Section 1.49 hereof, to the total of such initial contributions to the Partnership by all Partners (excluding the contribution of the LEAAF Notes by the LEAAF Partners), as more particularly set forth in Exhibit A hereto. Upon the admission of a new Limited Partner or the making of additional capital contributions by Partners other than in proportion to their Percentage Interests, the Percentage Interests shall be adjusted as agreed by the General Partner and the Limited Partners Committee.

     5.5 Special Allocations. Prior to the allocations pursuant to Section 5.1 and Section 5.2 of this Agreement, items of income, gain, loss and deduction for the Year shall be allocated in accordance with the following provisions of this
Section 5.5 to the extent such provisions are applicable, and any items so allocated shall not be taken into account in determining Net Operating Income, Net Operating Loss, Net Capital Gain or Net Capital Loss:

         (a) Nonrecourse Deductions. Nonrecourse Deductions of the Partnership for any Year shall be specially allocated to the Partners in accordance with the Percentage Interests of the respective Partners. Partner Nonrecourse Deductions of the Partnership for any Year shall be specially allocated to the Partner who bears the economic risk of loss for the Partner Nonrecourse Debt in question. The provisions of this Section 5.5(a) are intended to satisfy the requirements of Regulations sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

         (b) Minimum Gain Chargeback. If there is a net decrease in the Minimum Gain of the Partnership during any Year, each Partner shall be specially allocated items of Partnership income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The provisions of this Section 5.5(b) are intended to comply with the minimum gain chargeback requirement of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.


         (c) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Year, each Partner that has a share of such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(5), as of the beginning of such Year shall be specially allocated items of Partnership income and gain for such Year (and, if necessary, for succeeding Years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain. The provisions of this Section 5.5(c) are intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

         (d) Deficit Capital Account. In the event that any Partner, after all allocations pursuant to this Article V disregarding this Section 5.5(d), would have a deficit balance in his Capital Account at the end of any Year which deficit would be in excess of the sum of (i) the amount that such Partner is obligated to restore to the Partnership under Regulations section 1.704-1(b)(2)(ii)(c), and (ii) such Partner's share of Minimum Gain (which is also treated as an obligation to restore in accordance with Regulation section 1.704-1(b)(2)(ii)(d)), the Capital Account of such Partner shall be specially credited with items of Partnership income (including gross income) and gain for such Year in a manner to eliminate such excess as quickly as possible.

         (e) Qualified Income Offset. If any Partner unexpectedly receives any adjustment, allocation or distribution described in clauses (4), (5) and (6) of Regulations section 1.704-1(b)(2)(ii)(d), such Partner shall be allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such Year) in an amount and manner sufficient to eliminate, as quickly as possible, the deficit balance of such Partner's Capital Account, if any, to the extent required by the relevant Regulations. The provisions of this Section 5.5(e) are intended to comply with the "qualified income offset" requirement of Regulations section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted in accordance therewith for all purposes under this Agreement.

         (f) Allocations to Reflect Contributed Property. If a Partner contributes property to the Partnership which has a difference between its tax basis and its fair market value on the date of its contribution, then all items of income, gain, loss, and deduction with respect to such contributed property shall be shared among the Partners, pursuant to Section 704(c)(1)(A) of the Code, solely for federal income tax purposes, so as to take account of the variation between the basis of such property and its fair market value at the time of contribution. Such allocations shall be made in accordance with the traditional method with reasonable curative allocations described in Regulations section 1.704-3(c). If two or more Partners contribute in related transactions depreciable property which has a difference between its tax basis and fair market value, the curative allocations between those Partners as to the depreciable property which they each contribute shall be limited to depreciation on the property contributed as described in Regulation section 1.704-3(c)(4) Ex.(2). Any elections or other decisions relating to such curative allocations shall be made by the General Partner, after consulting with the accounts for the Partnership, in any manner that reasonably reflect the purpose and intention of this Agreement. Allocations pursuant to this Section 5.5(f) are solely for purposes of federal income taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or distributions pursuant to any provision of this Agreement. A Limited Partner who contributes property to the Partnership (including the interests in the Affiliated Partnerships) shall provide to the General Partner such information as may be required to establish such Limited Partner's tax basis in the contributed property.

     5.6 Limitation on Allocations.

         (a) General Partner's Minimum Allocation. Notwithstanding any provision of this Article V to the contrary, in no event shall less than one percent (1%) of the Partnership's Net Operating Profit or Net Operating Loss for the Year and Net Capital Gain or Net Capital Loss for the Year be allocated to the General Partner.

         (b) Section 706(d) Restriction. In the case of a Partner who has contributed capital to the Partnership during the Year or who became (or ceased to be) a Partner during the Year, the allocation of federal income tax items to such Partner shall not exceed the maximum allocation permitted under Section 706(d) of the Code to limit retroactive allocations.

     5.7 Allocations for Year of Liquidation. After giving effect to the special allocations set forth in Section 5.5 hereof, the amount of Net Operating Income or Net Operating Loss and Net Capital Gain or Net Capital Loss for the Year of Liquidation, and each item of income, gain, loss and deduction related thereto, shall be allocated to all Partners in such manner as to produce, as nearly as possible, a Capital Account balance for each Partner (including the LEAAF Partners) immediately prior to the final distribution of assets to such Partner equal to the amount required to be distributed to that Partner pursuant to Section 12.2 hereof. To the extent that allocations for the Year of Liquidation cannot be made to satisfy the foregoing sentence, these allocations shall be made in accordance with the Partners' respective interests in the Partnership (taking into account all facts and circumstances) pursuant to Regulation section 1.704(b)-1(b)(1)(i), as determined by the accountants for the Partnership.

     5.8 Adjustment Upon Transfer of Partnership Interest or Change in Percentage Interest. For any Year during which a Partner (or LEAAF Partner) transfers all or part of his interest in the Partnership (including a transfer of all or part of the General Partner's Subordinated Interest) or during which there is a change in the Percentage Interests, the adjustment for allocation of
(i) Net Operating Income or Net Operating Loss, (ii) Net Capital Gain or Net Capital Loss, and (iii) other items of income, gain, loss and deduction between the transferor and transferee Partners (or LEAAF Partners) or regarding a Partner having different Percentage Interests during portions of the Year shall be made in the following manner:

          (a) Allocations in respect of distributions of the LEAAF Return, the Preferred Cash Return and the General Partner's Subordinated Interest pursuant to Sections 5.3(a), 5.3(b) and 5.3(c) hereof shall be adjusted in proportion to the amount of distributions of such LEAAF Return, Preferred Cash Return or General Partner's Subordinated Interest received by the transferor and transferee Partners (or LEAAF Partners) during the Year, respectively, or to the amount of such distributions received by the same Partner during portions of the Year in which his Percentage Interest is different, regardless of the number of days that the Partnership Interest (or LEAAF Partnership Interest) was held, and regardless of the number of days during each period that the Percentage Interest was different; and

          (b) All allocations other than the allocations described in Section 5.8(a) hereof shall be adjusted between the transferor and transferee Partner or between each Partner having a different Percentage Interest during different portions of the Year according to the "pro-rata method" described in Treasury Regulation Section 1.706- 1(c)(2)(ii); that is, all such items for the entire Year shall be allocated between the disposing and transferee Partners according to the number of days in the Year that the Partnership Interest was held by each, or between each Partner having a different Percentage Interest during different portions of the Year according to the number of days in the Year that each discrete Percentage Interest was applicable to that Partner.

                                VI. DISTRIBUTIONS

     6.1 Distribution of Net Cash Flow from Operations. Distributions of all or any portion of Net Cash Flow from Operations shall be made in amounts and at times determined by the General Partner, consistent with the Budgets and Policies. Such distributions of the Partnership's Net Cash Flow from Operations shall be apportioned among the Partners as follows:

         (a) First, to the LEAAF Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative LEAAF Return of each LEAAF Partner to the time of the distribution, over (ii) the sum of all prior distributions to such LEAAF Partner pursuant to this Section 6.1(a) and Section 6.2(a) hereof;

         (b) Second, to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests), in proportion to and to the extent of the excess, if any, of (i) the cumulative Preferred Cash Return of each Partner, over (ii) the sum of all prior distributions to such Partner pursuant to this
Section 6.1(b) and Section 6.2(b) hereof;

         (c) Third, any remaining amount 20% to the General Partner in respect of the General Partner's Subordinated Interest and 80% to the Partners (other than LEAAF Partners in respect of their LEAAF Partnership Interests), apportioned among the Partners in accordance with their respective Percentage Interests at the time of the distribution.

         6.2 Distribution of Proceeds of Capital Transactions. Proceeds of Capital Transactions may, in the discretion of the General Partner and consistent with any Budgets and Policies, be applied to capital expenditures, to payment of outstanding debt, to redeem the LEAAF Partnership Interests, to increase the capital reserve, to increase Net Cash Flow From Operations with the approval of Limited Partners Committee, or to provide cash for a distribution to Partners pursuant to this Section 6.2. The General Partner shall identify any distribution which represents part or all of the proceeds of a Capital Transaction and shall designate it as such to the Limited Partners Committee. Any such distribution (except for proceeds of Capital Transactions in the Year of Liquidation distributed in the winding up of the Partnership pursuant to
Section 12.2 hereof) shall be apportioned among the Partners as follows:

         (a) First, to the LEAAF Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative LEAAF Return of each LEAAF Partner to the time of the distribution, over (ii) the sum of all prior distributions to such LEAAF Partner pursuant to Section 6.1(a) hereof and this Section 6.2(a);

         (b) Second, to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests), in proportion to and to the extent of the excess, if any, of (i) the cumulative Preferred Cash Return of each Partner, over (ii) the sum of all prior distributions to such Partner pursuant to Section 6.1(b) hereof and this Section 6.2(b);

         (c) Third, in the discretion of the General Partner, to the LEAAF Partners, in proportion to and to the extent of the outstanding balance of their LEAAF Contribution Accounts;

         (d) Fourth, to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests), in proportion to and to the extent of the outstanding balance of their Contribution Accounts; and

         (e) Fifth, any remaining amount 20% to the General Partner in respect of the General Partner's Subordinated Interest and 80% to the Partners (other than the LEAAF Partners in respect of their LEAAF Partnership Interests), in accordance with their respective Partnership Interests immediately prior to the distribution of proceeds of the Capital Transaction.

     6.3 Redemption of LEAAF Partners' Interest. At any time or from time to time, the General Partner shall have the right, with the approval of the Limited Partners Committee or in accordance with any Budgets or Policies, to cause the LEAAF Partnership Interest of each LEAAF Partner to be redeemed, in whole or in part, by repaying all or a portion of the outstanding amount of such LEAAF Partner's LEAAF Contribution Account, together with an amount equal to the LEAAF Return on such LEAAF Contribution Account, less any amounts theretofore paid in respect of such LEAAF Return pursuant to Section 6.1(a) or 6.2(a) hereof or this Section 6.3. Following a redemption of all or part of the LEAAF Partnership Interest of any LEAAF Partner, such LEAAF Partner shall have no rights as a Partner with respect to the LEAAF Partnership Interest that has been redeemed and such LEAAF Partnership Interest shall no longer be deemed to be outstanding.

     6.4 Consequences of Distributions. Upon its determination to distribute, remit or pay funds in any manner expressly provided in this Article VI, made in good faith, the General Partner and, if applicable, the Limited Partners Committee shall incur no liability on account of such distribution, even if such distribution results in the Partnership retaining insufficient funds for the operation of its business or such insufficiency results in loss to the Partnership or necessitates the borrowing of funds by the Partnership.

                       VII. GOVERNANCE OF THE PARTNERSHIP

     7.1 Management by General Partner. Except as otherwise provided in this Agreement, the management of the business and affairs of the Partnership shall be vested in the General Partner. Without limiting the generality of the foregoing, the General Partner shall have the power and authority to:

         (a) make distributions in accordance with the terms of this Agreement, or refrain from making any distributions, to the extent that such making or refraining from making of distributions is not inconsistent with any annual operating or capital budget approved by the Limited Partners Committee pursuant to Section 7.3(a) hereof ("Budgets") or any other policies, resolutions or determinations of the Limited Partners Committee pursuant to Section 7.3 hereof ("Policies");

         (b) establish, maintain or reduce any operating or capital reserves, to the extent such establishment, maintenance or reduction is not inconsistent with any Budgets or Policies or any loan agreement to which the Partnership or any of its Subsidiaries is subject;

         (c) subject to Section 7.3(f) hereof, spend the capital and net income of the Partnership, to the extent not inconsistent with any Budgets or Policies;

         (d) subject to Section 7.3(f) hereof, purchase or acquire, hold, lease, manage and operate the properties and other assets of the Partnership and its Subsidiaries and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve, to the extent not inconsistent with any Budget or Policies;

         (e) subject to Section 7.3(i) hereof, purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or for any purpose convenient or beneficial to the Partnership, to the extent not inconsistent with any Budget or Policies;

         (f) subject to Section 7.3(c) and 7.3(f) hereof, incur indebtedness on behalf of the Partnership in the ordinary course of business, to the extent not inconsistent with any Budgets or Policies;

         (g) subject to Section 7.3(g) hereof, sell, exchange or otherwise dispose of properties or assets of the Partnership or any of its Subsidiaries in the ordinary course of business, upon such terms and conditions as the General Partner may deem advisable, appropriate or convenient, to the extent not inconsistent with any Budgets or Policies;

         (h) invest in short term debt obligations (including those issued or guaranteed by federal and state governments and their agencies and certificates of deposit of commercial banks, savings banks or savings and loan association), "money market" accounts of commercial banks, or "money market" mutual funds, such funds as are temporarily not required for the purposes of the Partnerships operations to the extent not inconsistent with any Budgets or Policies;

         (i) delegate all or any of its duties hereunder and, in furtherance of any such delegation, appoint, employ or contract with any Person for the transaction of the business of the Partnership, which Persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents or in any other capacity deemed by the General Partner necessary or desirable and pay appropriate fees to any of such Persons, all to the extent not inconsistent with any Budget or Policies; and

         (j) take any and all action necessary or deemed necessary or desirable by the General Partner to carry out any Budgets or Policies or take any other action consistent with the actions of the Limited Partners Committee or the Limited Partners in accordance with the provisions of this Agreement.

     7.2 Limited Partners Committee.

     (a) Constitution of the Limited Partners Committee; Number and Term of Office. The Partnership shall have a committee (the "Limited Partners Committee"), which shall be composed of not less than three (3) nor more than ten (10) individuals, which Limited Partners Committee shall have the powers and authority granted to it in this Agreement. The exact number of members of the Limited Partners Committee, between the minimum of three (3) and the maximum of ten (10), shall be determined from time to time by the Limited Partners Committee. The initial members of the Limited Partners Committee shall be Clarence Edmonds, Nadine Smith and Daniel O'Connell (the "Initial Members"). As soon as practicable after the consummation of the Roll Up, but in no event later than June 1995, the Limited Partners Committee shall call a meeting of the Limited Partners of the Partnership pursuant to Section 7.5 hereof, at which meeting all Limited Partners holding Partnership Interests as of the date of such meeting shall have the right to elect new members of the Limited Partners Committee, to serve a term of one year or until their earlier death, resignation or removal. Thereafter, the members of the Limited Partners Committee (other than the Chief Manager or other chief executive officer of the General Partner, who shall be a member ex officio of the Limited Partners Committee as provided in Section 7.2(b) below) shall be elected on an annual basis pursuant to Sections 7.4 and 7.5 hereof and shall serve for a term of one year or until their earlier death, resignation or removal. Members of the Limited Partners Committee may serve for repeated terms if re-elected. The Limited Partners Committee shall have the right to appoint additional members to fill any vacancy on the Limited Partners Committee until the next annual meeting of Limited Partners.

         (b) Qualifications for Membership. The members of the Limited Partners Committee shall be: (i) Limited Partners or their designated representatives,
(ii) the Chief Manager or other chief executive officer of the General Partner, who shall serve ex officio as a voting member of the Limited Partners Committee and (iii) up to two additional members. On or after June 30, 1995, individuals who (directly or indirectly other than through the Partnership) hold partnership interests in any of the Affiliated Partnerships (except if, as a result of the Roll Up, such Affiliated Partnership owns only partnership interests in the Partnership), or designated or professional representatives of such individuals or their Affiliates, will not have the right to serve as members of the Limited Partners Committee. Until the consummation of the Roll Up, if ARCLLC is the General Partner, no individual who (directly or indirectly) holds an equity interest in the General Partner or is employed by ARC may serve as a member of the Limited Partners Committee, except for the Chief Manager or other chief executive officer of the General Partner.

         (c) Meetings and Notice. The Limited Partners Committee may hold regular and special meetings either within or without the State of Tennessee. The Limited Partners Committee may permit any or all of its members to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all members participating may simultaneously hear each other during the meeting. A member of the Limited Partners Committee participating in a meeting by this means is deemed to be present in person at the meeting. Unless otherwise determined by the Limited Partners Committee, regular meetings of the Limited Partners may be held without notice of the date, time, place or purpose of the meeting at such dates, times and places as may be determined by the Limited Partners from time to time. Special meetings of the Limited Partners Committee may be called by the General Partner or any two members of the Limited Partners Committee. Special meetings must be preceded by at least 24-hours notice of the date, time and place of the meeting, but need not describe the purpose of such meeting. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed one month for any one adjournment. A member of the Limited Partners Committee may waive any required notice before or after the date and time stated in the notice. Except as provided in the next sentence, the waiver must be in writing, signed by the member of the Limited Partners Committee and filed with the minutes or Partnership records. A member's attendance at or participation in a meeting waives any required notice to him or her of such meeting unless the member at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

         (d) Quorum. A quorum of the members of the Limited Partners Committee consists of a majority of the total number of members that has been fixed by the Limited Partners Committee as the total number of members of the Limited Partners Committee.

         (e) Voting. If a quorum is present when a vote is taken, the affirmative vote of the majority of the members of the Limited Partners Committee present is the act of the Limited Partners Committee. A member of the Limited Partners Committee who is present at a meeting of the Limited Partners Committee when action is taken is deemed to have voted in favor of such action unless:

            (i) He or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting business at the meeting;

            (ii) His or her dissent or abstention from the action is entered in the minutes of the meeting; or

            (iii) He or she delivers written notice of such dissent or abstention to the presiding officer of the meeting before its adjournment or to the Partnership immediately after adjournment. The right of dissent or abstention is not available to a member who votes in favor of the action taken.

         (f) Action Without Meeting. Any action required or permitted by this Agreement to be taken by the Limited Partners Committee may be taken without a meeting. If all members of the Limited Partners Committee consent to taking such action without a meeting, the affirmative vote of the number of members that would be necessary to authorize or take such action at a meeting is the act of the Limited Partners Committee. Such action must be evidenced by one or more written consents describing the action taken, indicating the member's vote or abstention on the action, which consents shall be included in the minutes or filed with the Partnership records reflecting the action taken. Action taken by consent is effective when the last member signs the consent, unless the consent specifies a different effective date.

         (g) Right to Confer with General Partner and Others. Members of the Limited Partners Committee shall have the right to confer with representatives of the General Partner and employees of the Partnership and its Subsidiaries in connection with any matter regarding the Partnership's business, and may confer with legal counsel, accountants and other advisers to the Partnership. The General Partner must consult with (but need not receive the approval of) the Limited Partners Committee prior to amending its operating agreement, charter or similar constitutive document.

         (h) Additional Rules and Procedures. The members of the Limited Partners Committee may from time to time establish additional rules and procedures for the conduct of the business of the Limited Partners Committee to the extent that such additional rules and procedures are not inconsistent with this Agreement or the Act.

         (i) Compensation. Members of the Limited Partners Committee shall be entitled to reasonable compensation from the Partnership for their services as members of the Limited Partners Committee, and shall be entitled to reimbursement from the Partnership for any reasonable expenses incurred in attending meetings of the Limited Partners Committee.

         (j) Resignation. A member of the Limited Partners Committee may resign at any time by delivering written notice to the Limited Partners Committee or to the General Partner. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

         (k) Removal of Members of the Limited Partners Committee. Members of the Limited Partners Committee may be removed with or without cause upon a vote of the Limited Partners at a meeting called expressly for such purpose.

     7.3 Approval Rights of the Limited Partners Committee. The following matters shall require the approval of the Limited Partners Committee:

         (a) the adoption of annual operating and capital budgets for the Partnership and its Subsidiaries;

         (b) the adoption of policies with respect to distributions, including policies with respect to the establishment, maintenance or reduction of operating and capital reserves;

         (c) the adoption of policies with respect to the incurrence or repayment of indebtedness of the Partnership and its Subsidiaries (except as already approved pursuant to Section 7.3(a) or (h) hereof);

         (d) the adoption of executive and management compensation plans for employees of the Partnership and its Subsidiaries and the entry into any new compensation arrangement with senior executives of the Partnership and its Subsidiaries;

         (e) the issuance of additional equity interests in the Partnership as provided in Section 4.5 hereof;

         (f) the acquisition by the Partnership or any of its Subsidiaries of any assets or properties other than in the ordinary course of business (except as already approved pursuant to Section 7.3(a) hereof);

         (g) the disposition by the Partnership or any of its Subsidiaries of any assets or properties other than in the ordinary course of business (except as already approved pursuant to Section 7.3(a) hereof);

         (h) the refinancing of any indebtedness of the Partnership or any of its Subsidiaries other than in the ordinary course of business or as already approved pursuant to Section 7.3(a) or (c) hereof;

         (i) the adoption of policies to be followed by the Partnership with respect to the acquisition and maintenance of insurance coverage for the assets and properties of the Partnership and its Subsidiaries;

         (j) the adoption of any amendment to this Agreement; provided, however, that any amendment described in Section 7.4(a)(iv) hereof shall also require the approval of the Limited Partners to the extent provided in such Section 7.4(a)(iv);

         (k) the selection of any independent accounting firm to audit the financial statements of the Partnership;

         (l) transactions with Affiliates of the General Partner to the extent provided in Section 8.1(a) hereof;

         (m) any other matters requiring the approval of the Limited Partners Committee pursuant to this Agreement or submitted to the Limited Partners Committee by the General Partner; and

         (n) the approval of any matter (other than the election or removal of any members of the Limited Partners Committee) for which a vote of the Limited Partners is required pursuant to this Agreement.

     7.4 Approval Rights of the Limited Partners.

         (a) Approval Rights. The approval of the Requisite Percentage of the Limited Partners at a meeting at which a quorum is present in accordance with
Section 7.5 hereof or acting by written consent shall be required for:

            (i) the election or removal of members of the Limited Partners Committee, except as otherwise specifically provided in Section 7.2(a) hereof;

            (ii) the merger of the Partnership with or into another entity, or the sale of all, or substantially all, of the assets of the Partnership to another entity (other than a sale of assets to a wholly-owned Subsidiary);

            (iii) the dissolution of the Partnership;

            (iv) the amendment of this Agreement in any manner that would materially and adversely alter the rights of the Limited Partners (or the holders of any particular class of limited partnership interests) with respect to: (i) the rights of Limited Partners under this Article VII or
     (ii) the rights and preferences with respect to allocations and distributions (including the Preferred Cash Return) pursuant to Articles V and VI and Section 12.2 hereof, other than (A) by reason of adjustment of the Percentage Interests of Partners in accordance with
     Section 4.6 hereof upon the admission of a new Limited Partner or the making of additional capital contributions by Partners other than in proportion to their Percentage Interests, (B) an adjustment to the method set forth in Section 5.8 hereof regarding tax allocations for the Year during which a change in Percentage Interests or a transfer of part or all of a Partnership Interest occurs or (c) alteration of the tax allocations set forth in Article V as necessary to conform to the Code or Regulations (or the interpretation thereof by the Internal Revenue Service) or to conform to the Partners' interests in the Partnership;

               (v) the removal or withdrawal of the General Partner, or election of a new General Partner, except as provided in Section 11.2 hereof;

               (vi) the continuation of the Partnership following the resignation, removal or withdrawal of the General Partner (except as provided in Section 11.2 hereof);

               (vii) the assignment of the partnership interest of the General Partner in the Partnership or the transfer of a majority interest in the equity of the General Partner to Persons other than employees of the General Partner and its Affiliates;

               (viii) any other matter submitted to a vote of Limited Partners at the discretion of the Limited Partners Committee.

         (b) Requisite Percentage. The "Requisite Percentage" for the election or removal of any member of the Limited Partners Committee shall be a plurality of the Percentage Interests of Limited Partners present and voting at any meeting at which a quorum is present. The

"Requisite Percentage" required for the approval of a merger or sale of assets shall be a majority of the outstanding Percentage Interests of Limited Partners. The "Requisite Percentage" for any vote to dissolve the Partnership shall be three-quarters (75%) of the Percentage Interests of Limited Partners. The "Requisite Percentage" for the approval of any amendment of this Agreement requiring a vote of the Limited Partners holding Percentage Interests pursuant to Section 7.4(a)(iv) shall be a majority of the Percentage Interests of Limited Partners and the "Requisite Percentage" for any amendment requiring a vote of the holders of any particular class of limited partnership interest in a majority of the outstanding balances in the contribution accounts with respect to such class. The "Requisite Percentage" for the removal or the election of a General Partner pursuant to Section 7.4(a)(v) shall be two-thirds (66.67%) of the outstanding Percentage Interests of Limited Partners. The "Requisite Percentage" for the continuation of the Partnership pursuant to Section 7.4(a)(vi) shall be all of the outstanding Percentage Interests of Limited Partners and other interests (if any) in the Partnership. The "Requisite Percentage" for the approval of the assignment of the partnership interest of the General Partner or the transfer of a majority interest in the equity of the General Partner pursuant to Section 7.4(a)(vii) is a majority of the outstanding Percentage Interests of the Limited Partners. The "Requisite Percentage" for the approval of any other matter submitted to the vote of the Limited Partners shall be a majority of the Percentage Interests of Limited Partners present and voting at any meeting at which a quorum is present.

     7.5 Meeting of Limited Partners.

         (a) Annual Meeting. An annual meeting of the Limited Partners shall be held on such date as may be determined by the Limited Partners Committee. The business to be transacted at such meeting shall be the election of members of the Limited Partners Committee and such other business as shall be properly brought before the meeting.

         (b) Special Meetings. A special meeting of the Limited Partners shall be held on call by the General Partner, the Limited Partners Committee or if the holders of at least ten percent of the Percentage Interests or any other partnership interest entitled to vote on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the General Partner and the members of the Limited Partners Committee one or more written demands for the meeting describing the purpose or purposes for which such special meeting is to be held, including all statements necessary to make a statement of such purpose not incomplete, false or misleading. Only business within the purpose or purposes described in the meeting notice may be conducted at a special Limited Partners' meeting.

         (c) Place of Meetings. The Limited Partners Committee may designate any place, either within or without the State of Tennessee, as the place of meeting for any annual meeting or for any special meeting. If no place is fixed by the Limited Partners Committee, the meeting shall be held at the principal office of the Partnership.

         (d) Notice of Meetings; Waiver. Notice of the date, time and place of each annual and special Limited Partners' meeting and, in the case of a special meeting, a description of the purpose or purposes for which the meeting is called, shall be given no fewer than ten days nor more than sixty days before the date of the meeting. A Limited Partner may waive any notice required by law or by this Agreement before or after the date and time stated in such notice. Except as provided in the next sentence, the waiver must be in writing, be signed by the Limited Partner entitled to notice and delivered to the Partnership for inclusion in the minutes or filing with Partnership records. A Limited Partner's attendance at a meeting: (i) waives objection to lack of notice or defective notice of the meeting, unless the Limited Partner at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting; and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Limited Partner objects to considering the matter when it is presented.

         (e) List of Limited Partners. Each Limited Partner shall have the right to receive, for any proper purpose, the name and address of each Limited Partner and the Percentage Interests or other interests in the Partnership held by each Limited Partner, and the Partnership shall furnish such information to any Limited Partner requesting same in writing. Prior to any meeting of the Limited Partners, the General Partner shall prepare a list of the names of all Limited Partners who are entitled to notice of a Limited Partners meeting and the address of such Limited Partners. The list will be available for inspection by any Limited Partner, beginning two business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the Partnership's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A Limited Partner or his or her agent or attorney is entitled on written demand to inspect and to copy the list, during regular business hours and at his or her expense during the period in which it is available for inspection.

         (f) Quorum. A majority of the Percentage Interests or other partnership interests entitled to vote on any matter constitutes a quorum for action on that matter, unless the Requisite Percentage is greater than a majority of such Percentage Interests or other partnership interests. If the Requisite Percentage is greater than a majority of the Percentage Interests or other partnership interests entitled to vote on a matter, a quorum shall consist of the Percentage Interests or the percentage of other partnership interests constituting the Requisite Percentage.

         (g) Adjournment. Once a Limited Partner is represented for any purpose at a meeting, such Limited Partner is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. If a quorum shall not be present or represented at any meeting, the Limited Partners entitled to vote thereat shall have power to adjourn the meeting to a different date, time or place without notice other than the announcement at the meeting of the new time, date or place to which the meeting is adjourned. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.

         (h) Proxies. A Limited Partner may vote in person or by proxy. A Limited Partner may appoint a proxy to vote or otherwise act for such Limited Partner by signing an appointment either personally or by his or her attorney-in-fact. An appointment of a proxy is effective when received by the General Partner. An appointment is valid for eleven months unless another period is expressly provided in the appointment form. An appointment of a proxy is revocable by the Limited Partner unless the appointment form conspicuously states that it is irrevocable and that the appointment is coupled with an interest.

         (i) Acceptance of Limited Partner Documents. If the name on a Limited Partner document (a vote, consent, waiver or proxy appointment) corresponds to the name of the Limited Partner, the General Partner, if acting in good faith, is entitled to accept such Limited Partner document and give it effect as the act of the Limited Partner. If the name signed on such Limited Partner document does not correspond to the name of a Limited Partner, the General Partner, if acting in good faith, is nevertheless entitled to accept such Limited Partner document and give it effect as the act of the Limited Partner if (i) the Limited Partner is an entity and the name signed purports to be that of an officer or agent of the entity; (ii) the name signed purports to be that of the fiduciary representing the Limited Partner and, if the General Partner requests, evidence of fiduciary status acceptable to the General Partner has been presented with respect to such Limited Partner document; (iii) the name signed purports to be that of a receiver or trustee in bankruptcy or the Limited Partner and, if the General Partner requests, evidence of this status acceptable to the General Partner has been presented with respect to the General Partner document; (iv) the name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the Limited Partner and, if the General Partner requests, evidence acceptable to the General Partner of the signatory's authority to sign for the Limited Partner has been presented with respect to such Limited Partner document; or (v) two or more persons are the Limited Partner as co-owners or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all of the co-owners or at least one of the co-owners or fiduciaries. The General Partner is entitled to reject a Limited Partner document if the General Partner, acting in good faith, has a reasonable basis for doubt about the validity of the signature on such Limited Partner document or about the signatory's authority to sign for the Limited Partner.

         (j) Ownership of Interests Assigned by a Limited Partner. In the event a vote of the Limited Partners shall be taken pursuant to this Agreement, a Limited Partner shall, solely for the purpose of determining the Percentage Interests held by him in weighing his vote, be deemed the holder of any Percentage Interests assigned by him, so long as the assignee of such Percentage Interests has not become a substituted Limited Partner. Whenever the Limited Partners shall be entitled to vote pursuant to this Agreement, such vote may be cast in person at a meeting duly called for such purpose or by validly executed proxy.

         (k) Action Without Meeting. Action required or permitted by this Agreement or the Act to be taken at a meeting of the Limited Partners may be taken without a meeting. If all Limited Partners entitled to vote on the action consent to taking such action without a meeting, the affirmative vote of the number of Limited Partners that would be necessary to authorize or take such action at the meeting is the act of the Limited Partners. The action must be evidenced by one or more written consents describing the action taken, at least one of which is signed by each Limited Partner entitled to vote on the action in one or more counterparts, indicating such signing Limited Partner's vote or abstention on the action and deliver to the Partnership for inclusion in the minutes or for filing with the Partnership records.

     7.6 Tax Matters Partner.

         (a) Designation of Tax Matters Partner. The General Partner shall be the "Tax Matters Partner" (as defined in Section 6231(a)(7) of the Code) for all administrative and judicial proceedings or the assessment and collection of tax deficiencies for the refund of tax overpayments arising out of a Partner's distributive share of Partnership items allocated to the Partners affecting any of the Partners' tax liability. The General Partner shall have all power and authority necessary for it to carry out its duties as a Tax Matters Partner under the Code. Each Partner, by the execution of this Agreement, consents to the appointment of the General Partner as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

         (b) Indemnification and Reimbursement. The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys fees and expenses, incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved solely by virtue of being Tax Matters Partner, so long as the Tax Matters Partner (i) acted in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (ii) reasonably believed his actions to be in the best interest of the Partnership (or if such actions were not taken in the Tax Matters Partner's official capacity with the Partnership, the Tax Matters

Partner reasonably believed such actions to be not opposed to the best interests of the Partnership). Neither the General Partner, nor any Affiliate, nor any other person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

                       VIII. TRANSACTIONS WITH AFFILIATES

     8.1 In General. The Partnership may acquire property or services from, and have other transactions with, the General Partner and its Affiliates, subject only to the following limitations:

         (a) Such transaction shall have been approved by a majority of the members of the Limited Partners Committee or shall be one of the transactions enumerated in Section 8.2 hereof;

         (b) The funds of the Partnership shall be kept separate and will not be commingled with any other funds; and

         (c) All such transactions shall be evidenced in writing and provide for compensation at a rate commensurate with that which would be obtained in the case of a similar transaction with independent persons.

     8.2 Authorized Transactions. Nothing contained in this Agreement shall prohibit or limit those transactions with Partners and their Affiliates contemplated or referred to in this

Section 8.2, and each of the Limited Partners hereby expressly approves and consents to the following transactions:

         (a) The engagement of the services of such bookkeepers, auditors, accountants, attorneys, consultants, and other professionals on behalf and at the reasonable expense of the Partnership, including Affiliates of the General Partner, whether or not any of the same shall have been or then be otherwise engaged by the General Partner or any of its Affiliates, all as the General Partner may deem proper or desirable for the proper operation or protection of the Partnership;

         (b) The reimbursement of the General Partner or any of its Affiliates by the Partnership for any and all reasonable costs and expenses, including, without limitation, legal, accounting, auditing, and other fees and expenses of other agents or advisors, cost of insurance, and the bookkeeping and clerical work necessary in maintaining the books and records of the Partnership, including the cost of printing and mailing checks, statements, and reports, and all other costs and expenses which are, as determined by the General Partner, properly allocable to the operations of the Partnership incurred by it in connection with its duties to the Partnership;

         (c) The admission of and service by the General Partner as general partner in partnerships controlled, directly or indirectly, by the Partnership and the receipt of benefits by the General Partner in connection with its ownership interest therein;

         (d) The acquisition of Partnership Interests or other interests in the Partnership by persons who are Affiliates of the General Partner and who receive their Partnership Interests in exchange for shares of ARC or interests in the Affiliated Partnerships on the same terms as other persons holding like interests; and

         (e) The payment of fees and expenses with respect to such other matters and transactions as are contemplated or set forth elsewhere in this Agreement.

             IX. INDEMNIFICATION AND EXCULPATION OF GENERAL PARTNER
                       AND THE LIMITED PARTNERS COMMITTEE
                                AND OTHER MATTERS

     9.1 Indemnification. The General Partner and its Affiliates and the members of the Limited Partners Committee and their respective members, managers, governors, officers, directors, partners, agents and employees, shall be indemnified and held harmless, to the full extent of Partnership assets, by the Partnership from any loss, liability or damages incurred or suffered by them (including fees and expenses of attorneys and other experts) as a result of any and all acts or omissions in connection with the business of the Partnership, if
(i) such actions were in good faith and (except in the case of member of the Limited Partners Committee) taken with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (ii) such Person reasonably believed such actions to be in the best interests of the Partnership (or if such actions were not taken in such Person's official capacity with the Partnership, such Person reasonably believed such actions to be not opposed to the best interests of the Partnership).

         9.2 Exculpation. The members of the Limited Partners Committee, the General Partner and its Affiliates and their respective members, managers, governors, officers, directors, partners, agents and employees shall not be liable, in damages or otherwise, to the Partnership or any Limited Partner for any acts in connection with the business of the Partnership, if (a) such actions were in good faith and (except in the case of members of the Limited Partners Committee) taken with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (b) such Person reasonably believed such actions to be in the best interests of the Partnership (or if such actions were not taken in such Person's official capacity with the Partnership, such Person reasonably believed such actions to be not opposed to the best interests of the Partnership).

     9.3 No Personal Liability of Limited Partners. Any amounts payable to the General Partner or its Affiliates or the members of the Limited Partners Committee or any other Person pursuant to this Article IX are recoverable only out of the assets of the Partnership and not from the Limited Partners.

     9.4 Periodic Advancement of Expenses. The Partnership shall from time to time make advances to the General Partner and its Affiliates and the members of the Limited Partners Committee and their respective members, managers, governors, officers, directors, partners, agents and employees for expenses in connection with any claim made against them of the type contemplated in Section 9.1, provided the following conditions are met: (a) the claim relates to the business of the Partnership; and (b) the Person to whom expenses are advanced
(i) undertakes to repay the advanced funds to the Partnership in cases in which such Person would not be entitled to indemnification and (ii) furnishes the Partnership with a written affirmation of such party that such Person has met the applicable standard of conduct specified in Section 9.1 hereof for entitlement to indemnification.

     9.5 Returns of Capital Contributions. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be individually liable for the return of the capital contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets; provided, however, that the General Partner must comply with Section 4.10 hereof.

                   X. TRANSFER OF INTERESTS IN THE PARTNERSHIP

     10.1 In General. With the General Partner's consent, which consent may be granted or denied in the sole discretion of the General Partner, a Limited Partner may sell, transfer, assign or subject to a security interest any or all of his limited partnership interest; provided, however, that:

          (a) Such Limited Partner and his purchaser, transferee or assignee execute, shall acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner;

          (b) Upon request of the General Partner, such Limited Partner shall pay the Partnership a transfer fee which is sufficient to pay all reasonable expenses of the Partnership in connection with such transaction; and

          (c) Upon the request of the General Partner, the Limited Partner or his purchaser, transferee or assignee shall deliver to the Partnership and the General Partner an opinion of counsel, in form and substance satisfactory to the General Partner, to the effect that such sale, transfer, assignment or subjection to a security interest does not violate the securities laws of the United States or any applicable state securities laws.

No such purchaser, transferee, assignee, or holder of such security interest (or any Person who purchases such limited partnership interest upon foreclosure of such security interest) shall become a Limited Partner within the meaning of Section 61- 2-301 of the Act unless the General Partner consents in writing to such Person becoming a substituted Limited Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any assignment of a limited partnership interest, unless the General Partner consents to such assignment in writing. Notwithstanding the foregoing to the contrary, the General Partner's prior consent shall not be required for the assignment of the right to share in profits by a Limited Partner to an immediate member of the assignor Limited Partner's immediate family, but such transferee shall not become a substituted Limited Partner except with the consent of the General Partner and the fulfillment of the other conditions set forth in Section 10.2 hereof.

     10.2 Substituted Limited Partners. If the General Partner consents to the admission of a person as a substituted Limited Partner within the meaning of Sections 61-2-301 and 61-2-704 of the Act, and such person:

         (a) Elects to become a substituted Limited Partner by delivering a written notice of such election to the General Partner;

         (b) Executes and acknowledges such other instruments as the General Partner may deem necessary or advisable to effect the admission of such person as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement; and

         (c) Upon request of the General Partner, pays a transfer fee to the Partnership which is sufficient to cover all reasonable expenses connected with the admission of such person as a substituted Limited Partner within the meaning of Section 61-2-301 of the Act, including, without limitation, the cost of preparing, printing and filing for record an amendment to this

Agreement and, if required by the Act or deemed appropriate by the General Partner, the Certificate, and obtaining any opinions of counsel the Partnership deems necessary or advisable.

Upon the satisfaction of the conditions set forth in clauses (a), (b) and (c) above, then the General Partner shall amend this Agreement and, if necessary or desired, the Certificate in accordance with the provisions of the Act and shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner under
Section 61-2-301 of the Act. The General Partner shall file an amendment to this Agreement and the Certificate, if required by the Act or if the General Partner considers it appropriate to do so. Such person shall become a substituted Limited Partner on the date of such amendment to this Agreement and his predecessor will cease to be a Limited Partner on such date.

     10.3 Purchase of Limited Partner Interests by the General Partner. The General Partner may acquire limited partnership interests in the Partnership, and, if with respect to such interest the General Partner becomes a Limited Partner within the meaning of the Act, the General Partner shall, with respect to such interest, enjoy all rights and be subject to all of the obligations and duties of the Limited Partners.

     10.4 Transfer Upon Death of Limited Partner. Upon the death of a Limited Partner, his executor, administrator, or other personal representative shall have all of the rights of the deceased Limited Partner for the purpose of settling his estate; may assign or transfer the limited partnership interest in the Partnership of the deceased Limited Partner to such persons and in such manner as the deceased Limited Partner could have during his lifetime; and may constitute his transferee or assignee a substituted Limited Partner to the extent that the deceased Limited Partner could have done so, but only upon compliance with the provisions of this Agreement.

                 XI. TRANSFER OF THE GENERAL PARTNER'S INTEREST

     11.1 Resignation and Withdrawal of the General Partner. The General Partner hereby covenants and agrees not to resign or withdraw as General Partner unless removed by a vote of the Limited Partners as provided in Section 7.4(a)(v) hereof or replaced by ARC as provided in Section 11.2 hereof.

     11.2 Removal of the General Partner; Substitution of ARC. The General Partner may be removed at any time upon a vote of Limited Partners holding two-thirds (66-2/3%) or more of the outstanding Percentage Interests as provided in Section 7.4(a)(v) hereof. In addition, if ARC is not a Subsidiary of the Partnership by October 31, 1995, ARC shall have the right, exercisable until December 31, 1995, to be admitted as a general partner of the Partnership by executing a copy of this Agreement and agreeing to assume the responsibilities and obligations of the General Partner under this Agreement. Upon such admission, ARC will become the General Partner of the Partnership and ARCLLC will have the right, at its option, to withdraw from the Partnership and have returned to it the amount of any capital contribution made by it or to continue its interest in the Partnership as a special limited partner pursuant to Section
11.5 hereof. The admission of ARC as a general partner in the Partnership, the substitution of ARC for ARCLLC as the General Partner under this Agreement and the withdrawal of ARCLLC from the Partnership will not require the consent or approval of the Limited Partners and will not cause the existence of the Partnership to be terminated.

     11.3 Notice of Transfer. Written notice of the transfer of the General Partner's interest pursuant to Section 11.7 shall be given by the General Partner to the Limited Partners. Such notice shall set forth the day upon which the resignation or transfer is to become effective.

     11.4 Liability of the General Partner after Removal. If the General Partner is removed as general partner in the Partnership in accordance with the provisions of this Agreement, its liability as a general partner shall cease as to future obligations of the Partnership, and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability.

     11.5 Continuing Interest of the General Partner after Removal. Upon removal, the General Partner that has been removed may transfer its interest to any substituted General Partner or withdraw with the consent of the Limited Partners as provided in Section 7.4(a)(v) hereof. If the General Partner does not withdraw or transfer its interest to a successor General Partner, the interest of the General Partner that has been removed will be converted into a special limited partnership interest having no right to participate in distributions of Net Cash Flow from Operations or proceeds from Capital Transactions pursuant to Sections 6.1 and 6.2 except as Partner with the Percentage Interest, if any, held by such General Partner prior to removal, but having a right to participate in a percentage of the General Partner's Subordinated Interest on liquidation pursuant to Section 12.2 hereof. The percentage participation in the General Partner's Subordinated Interest shall be determined in accordance with a formula to be established by the Limited Partners Committee at the time of removal in a manner designed to reflect the length of time that the General Partner that is being removed has served as a general partner of the

Partnership and the contribution of such General Partner to the formation of the Partnership and to the Roll Up.

     11.6 Election of Successor General Partner. Except as otherwise provided in
Section 11.2 hereof, if the General Partner withdraws or resigns, or is removed as general partner of the Partnership, all the Limited Partners may elect a successor General Partner as provided in Section 7.4 hereof; provided, however, if after such resignation the Partnership has no remaining General Partner, the business of the Partnership may be continued, and a dissolution and liquidation of the Partnership pursuant to Article XII hereof may be avoided, only if, within 90 days after the withdrawal, resignation or removal of the General Partner, the Limited Partners elect to continue the business of the Partnership and elect one or more successor general partners pursuant to Section 7.4 hereof. The Person so elected as a successor General Partner shall not become the General Partner until the withdrawal, resignation or removal of the former general partner is effective and the successor has executed a copy of this Agreement.

     11.7 Transfer to Successor General Partner. The General Partner shall not have the right to assign the whole or any portion of its partnership interest or transfer a majority interest in its equity to any person or persons other than employees of the General Partner or its Affiliates without the written consent of Limited Partners owning a majority of the Percentage Interests of all Limited Partners; provided, however, that notwithstanding Section 11.6 hereof, the General Partner may at any time transfer its interest in the Partnership or its equity to an entity that is an Affiliate of the General Partner without the consent of the Limited Partners, and such Affiliate receiving the partnership interest shall after the effective date set forth in notice thereof to Limited Partners assume all the rights and duties of the General Partner hereunder.

               XII. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

     12.1 Dissolution of the Partnership. The following events (each, a "Termination Event") shall cause a dissolution of the Partnership: (a) the withdrawal, resignation, removal or Bankruptcy of the General Partner unless, within 90 days after such withdrawal, resignation, removal or Bankruptcy, a successor General Partner shall be elected pursuant to Sections 7.4 and 11.6 of this Agreement to continue the business of the Partnership, in a reconstituted form if necessary, and subject to all the terms of this Agreement; (b) the vote of Limited Partners owning three-quarters (75%) of the Percentage Interests of the Limited Partners, (c) the disposition of all or substantially all of the assets of the Partnership and the receipt of the final cash payment of the sale price of such assets; or (d) the expiration of the term of the Partnership pursuant to Article III hereof. In no event shall the Bankruptcy, death, withdrawal, expulsion, assignment for the benefit of creditors, or legal incapacity of any Limited Partner result in dissolution of the Partnership. In the event of the death of any Limited Partner, the personal representative of the deceased Limited Partner shall succeed to the interest of the deceased Limited Partner in the Partnership, subject to the rights of any assignees of the deceased Limited Partner in and to such interest, and subject to the provisions of this Agreement.

     12.2 Winding Up of the Partnership. Upon the dissolution of the Partnership following the occurrence of a Termination Event, the General Partner shall make any contribution required pursuant to Section 4.10 hereof (determined after the final Capital Account balances are determined on a tentative basis following hypothetical distributions in accordance with this Section 12.2 as if this contribution by the General Partner were not made), and the General Partner or other Person or Persons empowered to act on behalf of the Partnership pursuant to Section 61-2-

803 of the Act shall take full account of the Partnership's assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds from the liquidation of the Partnership's assets and any contribution by the General Partner pursuant to
Section 4.10 hereof, to the extent sufficient therefor, shall be applied and distributed as provided in Section 61-2-804 of the Act; provided, however, that after payment of all Partnership debts, obligations and liabilities there shall be distributed to each Partner the remaining assets of the Partnership in the following order of priority:

     (a) First, to the LEAAF Partners (if any), to the extent of the difference between the cumulative LEAAF Return to the time of the final distribution and the aggregate amounts they have previously received on account thereof, on a cumulative basis, pursuant to Sections 6.1(a) and 6.2(a) hereof;

     (b) Second, to the LEAAF Partners (if any), to the extent of the then outstanding balance of their LEAAF Contribution Accounts;

     (c) Third, to each Partner (other than LEAAF Partners in respect of their LEAAF Partnership Interests), an amount sufficient to produce an internal rate of return equal to fourteen percent (14%) per annum, compound interest, computed as a return on all contributions by such Partner to the Partnership and taking into account in the calculation all distributions to such Partner (except for distributions of the General Partner's Subordinated Interest), including the distribution pursuant to this Section 12.2(c); provided, however, if the amount to be distributed pursuant to this Section 12.2(c) is not sufficient to produce an internal rate of return of 14% per annum to all such Partners, the amount distributed to each such Partner shall be computed to produce an internal rate of return after all distributions (including the distribution pursuant to this Section 12.2(c) but excluding distributions of the General Partner's Subordinated Interest) that is the same internal rate of return for each Partner receiving such a distribution; and

     (d) Fourth, any remaining amount 20% to the General Partner (and any former General Partner to the extent provided in Section 11.5 hereof) in respect of the General Partner's Subordinated Interest and 80% to the Partners (other than LEAAF Partners in respect of their LEAAF Partnership Interests, which will no longer be outstanding), in an amount apportioned among the Partners computed to produce an internal rate of return after all distributions (including all distributions pursuant to this Section 12.2, but excluding (i) distributions to LEAAF Partners of their LEAAF Return or amounts credited to their LEAAF Contribution Accounts and (ii) distributions of the General Partner's Subordinated Interest) that is the same internal rate of return for each Partner receiving such a distribution.

                  XIII. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS,
                      FISCAL YEAR, BANKING AND TAX ELECTION

         13.1 Books of Account. The Partnership's books and records (including a current list of the names and addresses of and percentage of ownership of all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner in Tennessee, and each Partner shall have access thereto upon notice at a reasonable time for any proper purpose. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business. The

General Partner shall also keep adequate federal income tax records using an appropriate method of accounting applied on a consistent basis.

     13.2 Financial Reports. As soon as reasonably practicable after the end of each fiscal year, but not later than April 30 of the next succeeding year, each Partner shall be furnished with a copy of a balance sheet of the Partnership as of the last day of such fiscal year and statements of income or loss and cash flow of the Partnership for such year. Such annual financial statements shall be audited by a reputable independent certified public accounting firm. The Partnership shall also furnish to each Partner not later than March 31 of each year an unaudited statement showing the amounts allocated to or allocated against such Partner pursuant to this Agreement during or in respect of such year, and any items of income, deduction, credit or loss allocated to such Partner for purposes of the Code.

     13.3 Annual Reports. The annual financial statements provided for in
Section 13.2 of this Agreement shall be accompanied by a report in reasonable detail, containing a description of the activities of the Partnership during such year. Such report shall set forth the distributions to the Limited Partners during such year.

     13.4 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     13.5 Banking. All funds of the Partnership shall be initially deposited in one or more separate account or accounts of banks or other insured financial institutions as shall be determined by the General Partner, but such funds may be invested as provided in Section 7.1(h) of this Agreement.

     13.6 Tax Election to Adjust Basis of Property. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership's property, the Partnership may, but is not required to, elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property as allowed by Section 734(b) and 743(b) thereof.

     13.7 Other Tax Elections. All elections required or permitted to be made by the Partnership under any applicable tax laws shall be made by the General Partner in such manner as the General Partner may determine. In making such elections, the General Partner may rely upon the advice of the Partnership's regularly retained accountant.

     13.8 Tax Returns. The General Partner shall utilize its best efforts, for each fiscal year, to file on behalf of the Partnership with the Internal Revenue Service a Partnership Return within the time prescribed by law (including any extensions) for such filing. The General Partner shall also utilize reasonable efforts to file on behalf of the Partnership such state and/or local income tax returns as may be required by law.

                             XIV. POWER OF ATTORNEY

     14.1 Appointment of Attorney-in-Fact. Each Limited Partner hereby makes, constitutes and appoints the General Partner with full power of substitution and resubstitution, his agent and attorney-in-fact (a) to file for record this Agreement if required by the Act, (b) if the General Partner deems it appropriate to do so, to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Partnership or of the Limited Partners by law, including, but not limited to, amendments to or cancellations of this Agreement and the Certificate, (c) sign, execute, certify, acknowledge, and file for record any instruments required to effectuate or evidence the transfer of a partnership interest as permitted by this Agreement, and (d) upon compliance with the appropriate provisions of this Agreement, to amend this Agreement and the Certificate. Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were himself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     14.2 Effect of Power. The power of attorney granted pursuant to Section
14.1 of this Agreement:

         (a) Is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, insanity, or incapacity of the granting Limited Partner; and

         (b) May be exercised by any such attorney-in-fact for each Limited Partner by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and

         (c) Shall survive the effectiveness of an assignment by a Limited Partner of his entire interest in the Partnership, except that where the purchaser, transferee or assignee thereof is admitted as a substituted Limited Partner, the power of attorney shall survive such assignment as to the assignor for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument, or document necessary to effect such substitution.

                                XV. MISCELLANEOUS

     15.1 Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or overnight delivery service, telecopy, telex or telegraph, as follows: if to the General Partner, at the address set forth in Section 2.4 of this Agreement, or to such other addresses as the General Partner may from time to time specify by written notice to the Limited Partners; and if to a Limited Partner, at such Limited Partner's address set forth in the first paragraph of this Agreement or in Exhibit A hereto, or to such other address as such Limited Partner may from time to time specify, by written notice to the General Partner. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, by telecopy, telex or telegraph, or as of the date on which the same was deposited in the United States mail or overnight delivery service, charges prepaid, addressed and sent as aforesaid.

     15.2 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     15.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     15.4 Amendments. This Agreement may be amended from time to time (a) with the consent of the General Partner and the Limited Partners Committee if the consent of the Limited Partners is not required pursuant to Section 7.4 hereof, and (b) with the consent of the General

Partner, the Limited Partners Committee and the Requisite Percentage of the Limited Partners is required pursuant to Section 7.4 hereof. In addition, if the Roll Up is not consummated on or before October 31, 1995, the Limited Partners Committee shall have the right, exercisable until December 31, 1995, to cause this Agreement to be amended to reduce the General Partner's Subordinated Interest below 20% of the total distributions specified in Sections 6.1(c), 6.2(e) and 12.2(d) and to increase amounts distributed to Limited Partners in respect of their Partnership Interests under Sections 6.1(c), 6.2(e) and 12.2(d) as a result of such reduction (with a corresponding change in the percentage of allocations to the General Partner and the Limited Partners under Sections 5.1(a) and 5.3(d)).

     15.5 Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.

     15.6 Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

     15.7 Parties in Interest. Except as provided in Article X of this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

     15.8 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

     15.9 Number and Gender. References herein to the plural shall include the singular, where applicable, and references to the singular shall include the plural, where applicable. References herein to any gender shall include any other gender, where applicable.

     15.10 Tennessee Law. Notwithstanding the place where this Agreement or any counterpart hereof may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof, and that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written. GENERAL PARTNER:

                                    AMERICAN RETIREMENT COMMUNITIES, LLC
                                    By: H. Todd Kaestner
                                        ------------------------------------
                                            Its:
                                                ----------------------------


                                    LIMITED PARTNERS:

                                    [                        ]
                                    By: /s/
                                        -----------------------------------
                                            Title:
                                                  -------------------------

         Each of the other limited partners have executed a separate limited partner signature page which is attached hereto.

STATE OF TENNESSEE        )
                          )
COUNTY OF WILLIAMSON      )

     Before me, the undersigned, a Notary Public in and for the State and County aforesaid, personally appeared __________________ with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the ______ of American Retirement Communities, LLC, the within named bargainer, and that he is authorized by such entity to execute this instrument on behalf of such entity.

     WITNESS my hand and seal, this ____ day of _____________, 1993.



                                   -------------------------------------------
                                    Notary Public

My Commission Expires:


----------------------------------

                             FIRST AMENDEMENT TO
                        LIMITED PARTNERSHIP AGREEMENT
                    AMERICAN RETIREMENT COMMUNITIES, L.P.


        This First Amendment, dated as of April 1, 1995, is made by American Retirement Communities, LLC, a Tennessee limited liability company (the "General Partner"), as the general partner of American Retirement Communities, L.P., a Tennessee limited partnership (the "Partnership").


                             W I T N E S S E T H:

        WHEREAS, the Limited Partners Committee of the partnership wishes to cause the amendment of the Limited Partnership Agreement, dated as of February 7, 1995 (the "Agreement"), by and among the General Partner and the limited partners of the Partnership (the "Limited Partners") as provided herein and the General Partner agrees to cause such amendment;

        WHEREAS, the consent of the Limited Partners is not required under Sections 7.4 and 15.4 of the Agreement;

        NOW, THEREFORE, the parties hereto agree as follows:

        1. General Partner's Subordinated Interest. Section 1.17 of the Agreement is hereby amended to read as follows in its entirety:

                "1.17 The term "General Partner's Subordinated Interest" shall mean those distributions to the General Partner constituting
        (i) fifteen and eight-tenths percent (15.8%) of the total distributions specified in Section 6.1(c), and (ii) twenty percent (20%) of the total distributions specified in Section 6.2(e), and Section 12.2(d), which represent, in each case, distributions unrelated to any capital contributions by the General Partner."

        2. Distribution of Net Cash Flow from Operations. Section 6.1(c) of the Agreement is hereby amended to read as follows in its entirety:


               "(c) Third, any remaining amount 15.8% to the General Partner in respect of the General Partner's Subordinated Interest and 84.2% to the Partners (other than LEAAF Partners in respect of their LEAAF Partnership Interests), apportioned among the Partners in accordance with their respective Percentage Interests at the time of the distribution."

        IN WITNESS WHEREOF, the undersigned General Partner of the Partnership has caused this First Amendment to be duly executed as of the date first above written.

                                       AMERICAN RETIREMENT COMMUNITIES, LLC



                                       By: /s/ W. E. Sheriff
                                           --------------------------------
                                           W. E. Sheriff,
                                           Chief Manager